Exhibit 99.1

	CONTACTS:	J. Michael Kirksey
Chief Financial Officer
Input/Output (281) 879-3672

FOR IMMEDIATE RELEASE		Jack Lascar, Partner
Karen Roan, SVP
DRG&E (713) 529-6600

I/O REPORTS THIRD QUARTER 2005 RESULTS

Company reconfirms previous guidance for 2005

Seismic market continues to gain strength

HOUSTON – NOVEMBER 9, 2005 – Input/Output, Inc. (NYSE: IO) today announced third quarter 2005 net income of $1.4 million, or $0.02 per diluted share, on revenues of $82.7 million compared to a net loss of $5.0 million, or $0.07 loss per share, on revenues of $80.9 million for the same period a year ago. At the end of the third quarter, the Company deferred revenue recognition of approximately $7.3 million from data library sale transactions which were completed in the third quarter.  This application of revenue recognition rules reduced third quarter earnings by approximately $0.05 per diluted share. These transactions are reflected as deferred revenue in the accompanying balance sheet and will be included in the results of operations in the fourth quarter of 2005.

Bob Peebler, I/O’s President and Chief Executive Officer, said, “The gradual improvement we anticipated throughout the year remains on track and will continue into the fourth quarter despite the challenges that hurricanes Katrina and Rita presented to our operations.  The Marine Imaging Systems Division had a good quarter led by a strong seismic marine market even though they could not complete some shipments for storm reasons.  Another recent event is that our customer, RXT, requested that the VectorSeis® Ocean system currently in production be increased in size significantly, pointing to good markets for this technology.  On the Land Imaging side, the fundamental drivers behind the seismic market continue to improve. Our Sensor unit had a strong quarter.  GX Technology (GXT) also made solid progress in the third quarter and, if you include the impact of the deferred sales revenue, posted its best quarter since its acquisition, driven by improved levels of seismic data processing and higher data library sales.  We are most excited by our introduction of FireFly™ at this week’s Society of Exploration Geophysicists tradeshow.  FireFly is a cableless land imaging system we believe will change the way land seismic imaging is done, including enabling a much broader use of VectorSeis Full-wave.”

THIRD QUARTER 2005

Land Imaging revenues were $38.8 million compared to $38.4 million a year ago.  Marine Imaging revenues declined to $16.3 million from $19.1 million a year ago, as last year’s third quarter saw the sale of the first VectorSeis Ocean unit.  GXT revenues increased 19 percent to $20.8 million during the quarter compared to $17.5 million a year ago.

Gross margin for the third quarter was 28 percent compared to 28 percent in the second quarter and 23 percent for the same period a year ago.  The gross margin in the third quarter compared to a year ago included improvements within Marine, GXT, and Sensor as they experience stronger demand and a higher margin product mix offset by continued pricing pressures in land systems related to new product and market penetration.  Operating expenses for the third quarter declined to 23 percent of revenues compared to 27 percent for the third quarter of last year and remained flat with the second quarter of 2005. Included in the third quarter of 2004 is a charge of $5.2 million, or $0.07 per share related to an uncollectible Russian receivable.

Income from operations in the third quarter was $4.1 million compared to a loss from operations of $3.3 million in the third quarter of 2004.  EBITDA (earnings before net interest expense, taxes, depreciation and amortization) for the third quarter improved to $10.9 million compared to $4.3 million for the third quarter of last year.  A reconciliation of EBITDA to reported earnings can be found at the end of this press release.

YEAR-TO-DATE 2005

Revenues for the nine months ended September 30, 2005 increased 30 percent to $233.6 million from $179.5 million for the first nine months of 2004.  The improvement in revenue growth was driven by including GXT for the full period and a generally strong seismic market.

Gross margin for the first nine months of 2005 declined to 26 percent compared to 29 percent in the first nine months of last year.  The gross margin decline in the first nine months of 2005 primarily reflects a lower margin mix of sales in our Land Imaging operations, when compared to the first nine months of 2004.  EBITDA for the first nine months of 2005 increased to $28.6 million from $17.5 million in the same period a year ago.  Income from operations for the first nine months of 2005 increased 67 percent to $5.5 million compared to $3.3 million in the first nine months of 2004.  For the nine months ended September 30, 2005, I/O reported net loss of $0.1 million, or $0.00 per diluted share, compared to a net loss of $1.3 million, or $0.02 loss per share for the same period a year ago.

OUTLOOK

The following statements are based on our current expectations.  These statements are forward looking and actual results may differ materially.  Factors affecting these forward-looking statements are detailed below.

Mike Kirksey, Executive Vice President and Chief Financial Officer, commented, “Based on the first nine months results, our current pipeline of business, and the deferred revenue to be recognized in the fourth quarter, we are reiterating the previous guidance we provided during the second quarter. We expect 2005 revenues to range between $330 and $350 million with much of the revenue growth originating from continued market penetration of our new field acquisition systems, improving financial performance at GXT and a strong overall marine seismic market.  We expect margins to continue improving as we move into the last quarter of the year with full year 2005 gross margins expected to range between 27 and 30 percent. We anticipate operating expenses as a percentage of revenues to remain between 18 and 22 percent during the last quarter of the year.  As a result, we continue to anticipate 2005 earnings will range between $0.12 and $0.25 per diluted share.”

CONFERENCE CALL

I/O has scheduled a conference call for Thursday, November 10, 2005, at 9:00 a.m. EST.  To participate in the conference call, dial 303-262-2052 at least 10 minutes before the call begins and ask for the Input/Output conference call.  A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until November 17, 2005.  To access the replay, dial 303-590-3000 and use pass code 11042312.

Investors, analysts and the general public will also have the opportunity to listen to the conference call live over the Internet by visiting www.i-o.com.  Also, an archive of the web cast will be available shortly after the call on the company’s website.

ABOUT I/O

I/O is a leading, technology-focused seismic solutions provider. The company provides cutting-edge seismic acquisition equipment, software, and planning and seismic processing services to the global oil and gas industry. I/O’s technologies are applied in both land and marine environments, in traditional 2D and 3D surveys, and in rapidly growing areas like time-lapse (4D) reservoir monitoring and full-wave imaging. Headquartered in Houston, Texas, I/O has regional offices in Canada, Latin America, Europe, China, Russia, Africa and the Middle East. Additional information is available at www.i-o.com.

The information included herein contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These forward-looking statements include statements concerning estimated revenues, earnings and earnings per share for fiscal 2005, and estimated gross margins, EBITDA and operating expenses as a percentage of revenue for fiscal 2005, future sales and market growth, and other statements that are not of historical fact.  Actual results may vary materially from those described in these forward-looking statements. All forward-looking statements reflect numerous assumptions and involve a number of risks and uncertainties.  These risks and uncertainties include the timing and development of the Company’s products and services and market acceptance of the Company’s new and revised product offerings; risks associated with competitor’s product offerings and pricing pressures resulting therefrom; the relatively small number of customers that the Company currently relies upon; the fact that a significant portion of the Company’s revenues is derived from foreign sales; the Company’s ability to successfully manage the integration of its acquisitions into the Company’s operations; the risks that sources of capital may not prove adequate; the Company’s inability to produce products to preserve and increase market share; collection of receivables; and technological and marketplace changes affecting the Company’s product line.  Additional risk factors, which could affect actual results, are disclosed by the Company from time to time in its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2004 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2005.

Tables to follow

INPUT/OUTPUT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004

Net sales	$82,710	$80,861	$233,571	$179,475
Cost of sales	59,644	62,456	171,940	127,958
Gross profit	23,066	18,405	61,631	51,517

Operating expenses (income):
Research and development	4,814	5,374	14,148	13,880
Marketing and sales	7,704	7,342	22,672	15,656
General and administrative	6,429	11,530	19,227	22,074
(Gain) loss on sale of assets	(1)	(2,498)	75	(3,394)
Total operating expenses	18,946	21,748	56,122	48,216

Income (loss) from operations	4,120	(3,343)	5,509	3,301

Interest expense	(1,367)	(1,623)	(4,726)	(4,616)
Interest income	218	261	482	1,020
Other income (expense)	(4)	36	61	193
Income (loss) before income taxes	2,967	(4,669)	1,326	(102)
Income tax expense	1,036	305	342	1,243
Net income (loss)	1,931	(4,974)	984	(1,345)

Preferred stock dividends and accretion	488	—	1,104	—

Net income (loss) applicable to common shares	$1,443	$(4,974)	$(120)	$(1,345)

Earnings per share:
Basic	$0.02	(0.07)	0.00	(0.02)
Diluted	$0.02	(0.07)	0.00	(0.02)

Weighted average number of common shares outstanding:
Basic	79,313	76,419	78,903	61,924
Diluted	80,646	76,419	78,903	61,924

INPUT/OUTPUT, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	September 30, 2005	December 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$15,682	$14,935
Restricted cash	2,372	2,345
Accounts receivable, net	88,535	61,598
Current portion of notes receivable, net	11,084	10,784
Unbilled receivables	13,500	7,309
Inventories	82,561	86,659
Prepaid expenses and other current assets	12,621	7,974
Total current assets	226,355	191,604
Notes receivable	7,542	4,143
Property, plant and equipment, net	24,438	45,239
Multi-client data library, net	15,205	9,572
Investments at cost	4,000	3,500
Goodwill	148,998	147,066
Intangible and other assets, net	70,482	77,992
Total assets	$497,020	$479,116

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable and current maturities of long-term debt and lease obligations	$4,564	$6,564
Accounts payable	24,479	40,856
Accrued expenses	32,628	26,686
Deferred revenue	14,162	8,423
Total current liabilities	75,833	82,529
Long-term debt and lease obligations, net of current maturities	71,418	79,387
Other long-term liabilities	4,887	2,688

Cumulative convertible preferred stock	29,800	—

Stockholders’ equity:
Common stock	805	795
Additional paid-in capital	487,112	480,845
Accumulated deficit	(161,636)	(161,516)
Accumulated other comprehensive (loss) income	(488)	2,449
Treasury stock	(5,920)	(5,844)
Unamortized restricted stock compensation	(4,791)	(2,217)
Total stockholders’ equity	315,082	314,512
Total liabilities and stockholders’equity	$497,020	$479,116

Reconciliation of EBITDA to Net Income

(Non-GAAP Measures)

(In thousands)

(Unaudited)

EBITDA is a Non-GAAP measurement that is presented as an additional indicator of operating performance and is not a substitute for net income (loss) or net income (loss) per share calculated under generally accepted accounting principals (GAAP).  We believe that EBITDA provides useful information to investors because it is an indicator of the strength and performance of our ongoing business operations, including our ability to service our debt.  The calculation of EBITDA shown below is based upon amounts derived from the company’s financial statements prepared in conformity with GAAP.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004

Net income (loss) applicable to common shares	$1,443	$(4,974)	$(120)	$(1,345)
Interest expense	1,367	1,623	4,726	4,616
Interest income	(218)	(261)	(482)	(1,020)
Income tax expense (benefit)	1,036	305	342	1,243
Depreciation and amortization expense	7,293	7,593	24,090	14,014
EBITDA	$10,921	$4,286	$28,556	$17,508

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